EXHIBIT 5.1

                      McGRATH, NORTH, MULLIN & KRATZ, P.C.
                        SUITE 1400 ONE CENTRAL PARK PLAZA
                              222 SOUTH 15th STREET
                              OMAHA, NEBRASKA 68102
                                 (402) 341-3070


                                                              September 29, 1997


InaCom Corp.
10810 Farnam Drive
Omaha, Nebraska  68154

Gentlemen:

     InaCom Corp. (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a registration statement on Form S-3 (the "Registration Statement") covering up to $300,000,000 in securities including the proposed issuance from time to time of common stock, preferred stock and debt securities (collectively the "Securities"). Such of the Securities which are debt securities (the "Debt Securities") are to be issued in one or more series from time to time under one or more indentures (each an "Indenture"), forms of which appear as exhibits to the Registration Statement. In connection with the foregoing, we have examined corporate records of the Company and such other documents and materials as we considered relevant to the opinions set forth below, and have made such investigation of matters of law and fact as we have considered appropriate.

         Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and existing under the laws of the state of Delaware and all necessary corporate action on the part of the Company has been taken to authorize the registration of the Securities.

     2. The Securities when sold, as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

     3. The execution and delivery of each Indenture by the Company has been duly authorized, and subject to compliance with the procedures specified in each Indenture relating to the authorization of the several series of Debt Securities, the issuance of the Debt Securities in such series will be duly authorized, and when each Indenture has been duly executed and delivered by the Company and the Debt Securities of a series has been so authorized and executed by the Company, authenticated by the applicable trustee and delivered against payment therefor, the Debt Securities of such series will constitute legally issued and valid obligations of the Company.



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     This  opinion  is  delivered  solely in  connection  with the filing of the
Registration Statement by the Company and may not be used for any other purpose without our consent.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the section entitled "Legal Matters" of the Registration Statement.

                                          Very truly yours,

                                          McGRATH, NORTH, MULLIN & KRATZ, P.C.

                                          /s/ David L. Hefflinger

                                          FOR THE FIRM


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